As filed with the Securities and Exchange Commission on August 31, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

FiberTower Corporation

(Exact name of registrant as specified in its charter)

Delaware	52-1869023
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

185 Berry Street, Suite 4800	94107
San Francisco, California	(Zip Code)
(Address of Principal Executive Offices)

First Avenue Networks, Inc. Stock Incentive Plan

FiberTower Corporation Amended and Restated Stock Option Plan

(Full titles of the plans)

Thomas A. Scott

FiberTower Corporation

99 Wood Avenue South, Suite 200

Iselin, New Jersey 08830

(Telephone number, including area code, of agent for service)

Copies to:

W. Mark Young

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	19,921,270	$(3)	$127,426,706.52	$13,634.66

(1)             This Registration Statement covers 15,714,588 additional shares of common stock of FiberTower Corporation (formerly known as First Avenue Networks, Inc.), that are being registered pursuant to the First Avenue Networks, Inc. Stock Incentive Plan (the “First Avenue Plan”).  This Registration Statement also covers 4,206,682 shares subject to assumed options previously granted under the FiberTower Corporation Amended and Restated Stock Option Plan (the “Old FiberTower Plan”), which plan and options were assumed by the Registrant in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of May 14, 2006, among the Registrant, Marlin Acquisition Corporation and FiberTower Network Services Corp. (formerly known as FiberTower Corporation), as more fully described in the explanatory note.

(2)             Pursuant to Rule 416(a) under the Securities Act, there is also being registered such additional number of shares that become available under the plan because of events such as recapitalizations, stock dividends, stock splits or similar transactions effected without the receipt of consideration that increases the number of outstanding shares.

(3)             With respect to 4,206,682 shares subject to assumed options from the Old FiberTower Plan, the fee was estimated in accordance with Rule 457(h) under the Securities Act at a weighted average exercise price of $1.77 per share.  With respect to the additional 15,714,588 shares being registered under the First Avenue Plan, the fee was estimated in accordance with Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices of the shares as reported on The Nasdaq Global Market on August 29, 2006

EXPLANATORY NOTE

FiberTower Corporation, a Delaware corporation (formerly known as First Avenue Networks, Inc.) (the “Registrant”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 14, 2006, by and among the Registrant, Marlin Acquisition Corporation, a Delaware corporation and a direct and wholly-owned subsidiary of the Registrant (“Merger Sub”), and FiberTower Network Services Corp., a Delaware corporation (formerly known as FiberTower Corporation) (“Old FiberTower”), pursuant to which Merger Sub merged with and into Old FiberTower, with Old FiberTower being the surviving corporation and a direct and wholly-owned subsidiary of the Registrant (the “Merger”).

Pursuant to the Merger Agreement, at the effective time of the Merger, the Registrant assumed (i) the obligations of Old FiberTower under Old FiberTower’s Amended and Restated Stock Option Plan (the “Old FiberTower Plan”) and (ii) each outstanding stock option that remains unexercised under such Old FiberTower Plan, such that each such assumed option is now exercisable for shares of common stock, par value $0.001 per share (the “Common Stock”), of the Registrant.  The Registrant is filing this Registration Statement with respect to the shares of the Registrant’s Common Stock issuable pursuant to the Old FiberTower Plan.

In addition, the Registrant is also filing this Registration Statement on Form S-8 to register an aggregate of 15,714,588 additional shares of Common Stock reserved for issuance under the First Avenue Networks Inc. Stock Incentive Plan (the “First Avenue Plan”).

PART  I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act.  Upon request, the Registrant shall furnish to the Commission or its staff a copy of any or all of the documents included in the file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The Registrant incorporates by reference in this registration statement the following documents and information previously filed with the Commission:

(1)          The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed by the Registrant with the Commission on March 8, 2006.

(2)          The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, as filed by the Registrant with the Commission on May 9, 2006 and August 9, 2006, respectively.

(3)          The Registrant’s Current Reports on Form 8-K, as filed by the Registrant with the Commission on February 8, 2006 and May 18, 2006, respectively.

(4)          The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-21091) as filed by the Registrant with the Commission on February 28, 2002,  and any amendment or report filed for the purpose of updating that description.

All documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware.  Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. In addition, the statutes of Delaware contain provisions to the general effect that any director shall in the performance of his duties be fully protected in relying in good faith upon the books of account or records of the corporation or statements prepared by any official of the corporation.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Registrant’s amended and restated certificate of incorporation provides that the registrant shall indemnify its directors and officers to the full extent permitted by the General Corporation Law. The Registrant’s amended and restated certificate of incorporation also provides that the registrant’s directors shall not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the registrant’s amended and restated certificate of incorporation provides that the limitation of liability provided for therein shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the Registrant’s amended and restated by-laws provide that the Registrant shall indemnify its officers, directors, employees and agents to the full extent permitted by the General Corporation Law and shall provide for the advancement of expenses to such persons.

All of the Registrant’s directors and officers are covered by insurance policies maintained by the Registrant against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended.

Although the above discussion summarizes the material provisions of our certificate of incorporation and bylaws, as amended, and Section 145 of the DGCL, it is not intended to be exhaustive and is qualified in its entirety by each of those documents and that statute.

Reference is made to Item 9 for the Registrant’s undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description

Number	Description
+4.1

Form of Amended and Restated Certificate of Incorporation of the Registrant dated August 29, 2006 (incorporated by reference to Annex C to the Registrant’s Definitive Information Statement on Schedule 14C), as filed with the SEC on July 25, 2006.

+4.2	Form of Bylaws of the Registrant (incorporated by reference to Annex D to the Registrant’s Definitive Information Statement on Schedule 14C), as filed with the SEC on July 25, 2006.

*4.3	Specimen of Common Stock Certificate.

+4.4	Senior Secured Note and Class A Warrant Agreement (incorporated by reference to Exhibit 2.2 to the Registrant’s Current Report Form 8-K dated January 4, 2002).

+4.5	Form of Class A Warrant (incorporated by reference to Exhibit 2.2 to the Registrant’s Current Report Form 8-K dated January 4, 2002).

+4.6

Form of First Avenue Networks, Inc. Stock Incentive Plan (incorporated by reference to Annex E to the Registrant’s Definitive Information Statement on Schedule 14C), as filed with the SEC on July 25, 2006.

+4.7	Form Stock Purchase Warrant to subscribe for and purchase Common Stock of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report Form 8-K dated January 29, 2004).

+4.8	Form of 9% Senior Secured Note due December 20, 2008 (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report Form 8-K dated January 29, 2004).

*4.9	FiberTower Corporation Amended and Restated Stock Option Plan.

*4.10	Form of Stock Option Agreement under FiberTower Corporation Amended and Restated Stock Option Plan.

*4.11	Form of Stock Option Agreement under First Avenue Networks, Inc. Stock Incentive Plan.

*5.1	Opinion of Andrews Kurth LLP with respect to legality of the securities.

*23.1	Consent of KBA Group LLP.

*23.2	Consent of Andrews Kurth LLP (included as part of Exhibit 5.1).

*24.1	Power of Attorney (set forth on the signature page of this registration statement).

+ Incorporated by reference.

* Filed herewith.

Item 9.    Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Iselin, State of New Jersey, on August 31, 2006.

FIBERTOWER CORPORATION

By:	/s/ Thomas A. Scott
Thomas A. Scott
Chief Financial Officer

POWER OF ATTORNEY

The undersigned directors and officers of the Registrant hereby constitute and appoint Michael K. Gallagher and Thomas A. Scott, each with full power to act and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact and agents with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and to file the same, with all exhibits and other documents relating thereto and any registration statement relating to any offering made pursuant to this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act with the Securities and Exchange Commission and hereby ratify and confirm all that such attorney-in-fact or his substitute shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael K. Gallagher	President and Chief Executive	August 31, 2006
Michael K. Gallagher	Officer and Director (Principal
Executive Officer)

/s/ Thomas A. Scott	Senior Vice President and Chief	August 31, 2006
Thomas A. Scott	Financial Officer (Principal
Financial and Accounting Officer)

/s/ John D. Beletic	Director	August 31, 2006
John D. Beletic

/s/ Bandel Carano	Director	August 31, 2006
Bandel Carano

/s/ Randall Hack	Director	August 31, 2006
Randall Hack

/s/ John B. Muleta
John B. Muleta	Director	August 31, 2006

/s/ Darryl Schall	Director	August 31, 2006
Darryl Schall

/s/ Steven D. Scheiwe	Director	August 31, 2006
Steven D. Scheiwe

/s/ Neil S. Subin	Director	August 31, 2006
Neil S. Subin

EXHIBIT INDEX

Exhibit Number	Description

+4.1

Form of Amended and Restated Certificate of Incorporation of the Registrant dated August 29, 2006 (incorporated by reference to Annex C to the Registrant’s Definitive Information Statement on Schedule 14C), as filed with the SEC on July 25, 2006.

+4.2	Form of Bylaws of the Registrant (incorporated by reference to Annex D to the Registrant’s Definitive Information Statement on Schedule 14C), as filed with the SEC on July 25, 2006.

*4.3	Specimen of Common Stock Certificate.

+4.4	Senior Secured Note and Class A Warrant Agreement (incorporated by reference to Exhibit 2.2 to the Registrant’s Current Report Form 8-K dated January 4, 2002).

+4.5	Form of Class A Warrant (incorporated by reference to Exhibit 2.2 to the Registrant’s Current Report Form 8-K dated January 4, 2002).

+4.6

Form of First Avenue Networks, Inc. Stock Incentive Plan (incorporated by reference to Annex E to the Registrant’s Definitive Information Statement on Schedule 14C), as filed with the SEC on July 25, 2006.

+4.7	Form Stock Purchase Warrant to subscribe for and purchase Common Stock of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report Form 8-K dated January 29, 2004).

+4.8	Form of 9% Senior Secured Note due December 20, 2008 (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report Form 8-K dated January 29, 2004).

*4.9	FiberTower Corporation Amended and Restated Stock Option Plan.

*4.10	Form of Stock Option Agreement under FiberTower Corporation Amended and Restated Stock Option Plan.

*4.11	Form of Stock Option Agreement under First Avenue Networks, Inc. Stock Incentive Plan.

*5.1	Opinion of Andrews Kurth LLP with respect to legality of the securities.

*23.1	Consent of KBA Group LLP.

*23.2	Consent of Andrews Kurth LLP (included as part of Exhibit 5.1).

*24.1	Power of Attorney (set forth on the signature page of this registration statement).

+ Incorporated by reference.

* Filed herewith.